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                                                                   Exhibit 10.29




February 3, 2003


Michael S. Helfer, Esq.


Dear Michael:

We are delighted to extend to you an offer to join Citigroup, the leading global financial services firm, as General Counsel and Corporate Secretary. Your employment with Citigroup will commence on February 3, 2003.

If you accept, you will be joining a family of companies that serves 200 million customers in more than 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

In your capacity as General Counsel and Corporate Secretary of Citigroup Inc. (the "Company" and, together with its subsidiaries, "Citigroup"), you will report directly to me and have responsibility for Citigroup's legal and compliance matters. You have been designated by the Board of Directors as an executive officer of the Company and will be a member of the Citigroup Management Committee.

BASE SALARY. Your salary will be paid in accordance with the Company's standard policies (currently, semi-monthly) at an annual rate of $400,000.

INCENTIVE AWARDS. You will receive an incentive award with a pre-tax nominal value of no less than $2,300,000 ("2004 Incentive Award"), subject to extraordinary circumstances drastically negatively affecting Citigroup's operating results and, in such event, only to the extent of any similar effect on total compensation (including incentive awards) made to similarly situated senior executives. The 2004 Incentive Award will be delivered to you as follows:

(1) A lump sum cash payment of $812,500 (less applicable withholdings and deductions) will be paid to you as soon as practical following your start date;

(2) A lump sum cash payment of $812,500 (less applicable withholdings and deductions), will be paid to you at the same time that cash bonuses are paid to similarly situated Citigroup executives in the first quarter of 2004; and

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Michael S. Helfer, Esq.
February 3, 2003
Page 2 of 8


(3) A restricted stock award with a pre-tax nominal value of $675,000 pursuant to the Company's Capital Accumulation Program (described below) will be granted to you at the same time that such restricted stock awards are granted to similarly situated Citigroup executives in the first quarter of 2004.

The 2004 Incentive Award, as well as any future discretionary incentive awards you may receive from the Company, will be granted as a combination of a cash bonus and a retention award of restricted stock in accordance with our Capital Accumulation Program ("CAP"), a tax deferred plan. Under current program guidelines for members of the Management Committee, the restricted stock award will be issued at a 25% discount from the market price and will be equal to 25% of your total annual compensation (base salary plus the pre-tax nominal value of your annual incentive award). Awards of restricted stock are subject to vesting conditions and will be cancelled if the conditions to vesting are not satisfied. These shares will vest and be distributed to you on a date that is three years from the date of the award, provided that you remain continuously employed by the Company through the vesting date. In order to be eligible to receive any discretionary incentive award, you must be actively employed on the date the award is granted. More detailed information about CAP will be contained in the prospectus and award notification.

Beginning in 2004, you will be eligible to be considered for a stock option grant at the same time as other similarly situated Citigroup senior executives.

You will not be eligible to receive any of the incentive awards described above (whether guaranteed or discretionary) if, before the date of the scheduled delivery, you have voluntarily terminated your employment or you have been terminated by the Company for "Cause". "Cause" shall mean an action taken by a regulatory body or a self regulatory organization ("SRO") that substantially impairs you from performing your duties or your gross misconduct in connection with your employment; material breach of the Company's policies or procedures; dishonesty; breach of your fiduciary duty of loyalty to the Company; material violation of a federal or state securities law, rule or regulation; conviction of a felony; material failure in the performance of your duties; or any material misrepresentation made to us in furtherance of this offer.

SIGN-ON STOCK OPTION AWARD. You will receive a sign-on stock option grant of 70,000 shares of Citigroup Inc. common stock. This option grant will have a term of six years. The exercise price for the stock option grant will be set at the closing price of Citigroup Inc. common stock on the trading day immediately prior to your start date. One-third of the options will vest on each anniversary of the grant date. More detailed information on the terms and conditions of this option

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Michael S. Helfer, Esq.
February 3, 2003
Page 3 of 8


grant will be outlined in the notification materials and prospectus that will be forwarded to you following the grant date for the award.

SERVICE CREDIT. For purposes of meeting the "Rule of 75" solely with respect to any Citigroup stock option, restricted stock, or deferred stock award made to you, you will receive two additional years' service credit.

STOCK OWNERSHIP COMMITMENT. One of our core values at Citigroup is employee ownership. Currently, two-thirds of our employees are owners, and our goal is for every employee to own a part of Citigroup.

Members of the Management Committee and senior executives of the Company are subject to the Citigroup Stock Ownership Commitment ("SOC"), under which you agree to hold 75% of the Citigroup shares you own and that you acquire from the Company in the future, subject to a minimum holding requirement. Additional information about the SOC will be provided to you under separate cover.

TRANSITION ITEMS. To reflect the transition issues resulting from your joining Citigroup, the following will apply on a one-time basis:

(1) You will be paid a lump sum payment for the portions of your short-term bonus and long-term bonus for 2002 that are scheduled to be paid to you in 2003 by Nationwide and that you do not receive from Nationwide, up to a maximum of (pre-tax) $1,130,000. This payment will be paid to you before April 1, 2003.

(2) You will receive a sign-on award of 6,500 shares of restricted stock. These shares will vest and be distributed to you on a date that is three years from the date of the award, provided that you remain continuously employed by the Company through the vesting date. If your employment is terminated for any reason and other than as provided below, this sign-on restricted stock award will be cancelled. More detailed information about this sign-on restricted stock award will be contained in the prospectus and your award notification.

(3) You will be eligible for relocation benefits pursuant to the applicable Citigroup relocation policy for similarly situated executives, during the first 12 months of your employment. You will not be eligible to receive reimbursement for relocation-related expenses incurred after February 2, 2004. All relocation benefits will be made in compliance with the Sarbanes-Oxley Act of 2002, which may restrict the Company's ability to extend credit to you in connection with your relocation.

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Michael S. Helfer, Esq.
February 3, 2003
Page 4 of 8


(4) The Company will purchase your residence in Ohio pursuant to the terms of the applicable relocation program, which requires us to order two appraisals of the home by appraisers from a list of designated appraisers in the area who are qualified, rated and licensed. The appraised values will be averaged if they are within 5% of each other; if they differ by an amount greater than 5%, a third appraisal will be ordered and the two highest appraised values will be averaged to determine the value of the home. Should all three appraised values be equidistant, then the value will be the average of all three appraised values. As required by law, the proceeds of this purchase of your residence will be reported to you on a Form 1099. You will be responsible for the payment of federal, state and local taxes, as applicable, arising from this purchase of your residence.

(5) The Company will fully reimburse you for your temporary housing costs in the New York City metropolitan area and your costs for reasonable travel between Washington, D.C., and New York City until the earlier of (a) your acquisition of permanent housing in the New York City metropolitan area or
      (b) February 2, 2004. The reimbursement of the costs detailed in this paragraph (5) will constitute taxable compensation to you, will be reported as such on your Form W-2, and will be subject to a tax gross-up at the applicable marginal rates. For your information, under current Company practices, the income and applicable taxes associated with perquisite income of this type will be included in your wages at the end of the calendar year in which such income is received.

(6) Prior to your start date, you will re-structure your participation in the retirement payments program with Wilmer, Cutler & Pickering in a manner that is satisfactory to Citigroup and so as to assure no conflict of interest while you are employed with Citigroup.

FINANCIAL PLANNING. As a member of the Management Committee, you are eligible to participate in our Financial Planning Program conducted by AYCO.

COMPENSATION AND BENEFITS. You will be eligible to participate in the Company's comprehensive benefit programs. All compensation and benefits are deliverable in accordance with the Company's policies, plans and programs in effect at the time of delivery. Further details regarding these policies, benefit plans and programs will be provided when you begin your employment. Please note that all compensation, benefits, and other policies, plans and programs are subject to change at management's discretion.

TERMINATION OF EMPLOYMENT WITHOUT CAUSE; DEATH. In the event that the Company terminates your employment without Cause (as defined above) or if you should die on or before February 3, 2005, you will not be eligible for the

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Michael S. Helfer, Esq.
February 3, 2003
Page 5 of 8


payments and benefits set forth in this letter as of the effective date of such termination and the following will apply:

(1) If such termination or death occurs prior to the issuance of the 2004 Incentive Award in full:

      (a) The Company will make a cash payment to you (or to your estate) equal to the value of any portion of the 2004 Incentive Award that has not been issued to you (less applicable withholdings and deductions) as soon as practical after the effective date of such termination or death, as applicable;

      (b) The Company will make a cash payment to you (or to your estate) of $400,000 (less applicable withholdings and deductions) as soon as practical after the effective date of such termination or death, as applicable;

      (c) Two-thirds of the sign-on stock option grant of 70,000 shares of Citigroup Inc. common stock will immediately vest, and you (or your estate) will have two years therefrom to exercise those options, after which time they will be cancelled, and the remaining one-third will be cancelled;

      (d) Two-thirds of the sign-on award of 6,500 shares of restricted stock will immediately vest upon such termination, or death, as applicable, and the remaining one-third will be cancelled; and

      (e) You (or your estate) will receive the basic shares and a pro-rated portion of the premium shares allocable to any outstanding award of restricted stock under the Capital Accumulation Program;

or

(2) If such termination or death occurs after the issuance of the 2004 Incentive Award in full but prior to February 3, 2005:

      (a) The Company will make a cash payment to you (or your estate) of $400,000 (less applicable withholdings and deductions) as soon as practical after the effective date of such termination or death, as applicable;

      (b) The sign-on stock option grant of 70,000 shares of Citigroup Inc. common stock will immediately vest in full and you (or your estate)

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Michael S. Helfer, Esq.
February 3, 2003
Page 6 of 8


            will have two years therefrom to exercise those options, after which time they will be cancelled;

      (c) The sign-on award of 6,500 shares of restricted stock will immediately vest in full upon such termination or death, as applicable; and

      (d) You (or your estate) will receive the basic shares and a pro-rated portion of the premium shares allocable to any outstanding award of restricted stock under the Capital Accumulation Program.

The items described in this "Termination of Employment Without Cause; Death" section will be delivered to you (i) in lieu of any other compensation or benefits provided for in this letter and any separation pay or similar benefits you might otherwise be eligible to receive pursuant to any Citigroup plan or policy and (ii) in consideration for, and provided that you execute, a general release that is acceptable to the Company.

If your employment with the Company is terminated by reason of your permanent disability (as defined by the Company's long-term disability carrier) prior to the issuance of the 2004 Incentive Award in full, the 2004 Incentive Award will be paid to you on a pro-rated basis based on the months that you actually worked in 2003. Such payment shall be made to you when incentive awards are made to other similarly situated Citigroup executives. The Company shall have no obligation to pay you or your estate any incentive award for any year after the year in which you became permanently disabled. Outstanding stock options and other outstanding equity awards shall be treated in accordance with the provisions of the applicable plan.

PRIOR RESTRICTIVE COVENANTS. We understand that you will abide by any pre-existing terms and conditions that are contained in any contractual restrictive covenants you may have entered into with any of your prior employers, including any covenants relating to the hiring or solicitation of employees or maintaining the confidentiality of proprietary information. You represent that your employment with the Company will not be in violation of any pre-existing restrictive covenant, and you understand that this offer of employment is contingent upon same.

NON-SOLICITATION. In consideration of your employment, you agree that while you are employed with the Company and for one year following termination of your employment, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any customer relationship with Citigroup.

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Michael S. Helfer, Esq.
February 3, 2003
Page 7 of 8


CONFIDENTIAL AND PROPRIETARY INFORMATION. You also agree that during your employment, you will have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with the Company unless so required by a statute, court of law, governmental agency or self-regulatory organization having supervisory authority over the business of the Company, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. Prior to any such compelled disclosure, however, you shall give notice to the General Counsel for litigation at the Company of any such request or demand for such information immediately upon your receipt of same and shall reasonably cooperate with the Company in any application the Company may make seeking a protective order barring disclosure of such information.

GOVERNING LAW AND ARBITRATION. The terms and conditions set forth in this letter will be governed by and interpreted in accordance with the laws of the State of New York. Any controversy or dispute relating to your employment with or separation from the Company, including with respect to the terms and conditions set forth in this letter, will be resolved in accordance with the Employment Arbitration Policy described in the enclosed Principles of Employment, which are incorporated herein by reference.

TAXES. All payments, incentive awards, perquisites, and benefits set forth in this letter are subject to, and the Company will withhold, such federal, state and local taxes as the Company reasonably determines are required by applicable law or regulation. You remain obligated to pay all required taxes on all payments, incentive awards, perquisites, and benefits regardless of whether these amounts have been withheld or are required to be withheld by the Company.

In addition, this letter should not be construed as a promise or guarantee of employment with Citigroup for any defined period of time. Your employment relationship with the Company is "at will", which affords either party the right to terminate the relationship at any time for any reason or for no reason at all not otherwise prohibited by law.

Your employment is contingent upon successful completion of any and all procedures and verifications to meet employment eligibility. Please contact Edith Ginsberg at 212-559-2957 to make appropriate arrangements.

Any discussions that you may have had with us are not part of this offer unless they are described in this letter, the Citigroup Corporate Center Employee Handbook, the Citigroup Statement of Business Practices or in the enclosed

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Michael S. Helfer, Esq.
February 3, 2003
Page 8 of 8


Principles of Employment (which you must read carefully, sign and return as part of accepting our offer).

We are confident that Citigroup will provide you with a rewarding and challenging career, and I look forward to working with you in your new role. Please let me know that you have accepted this offer by signing below and returning your signed letter and Principles of Employment to me.

Sincerely,


/s/ Michael T. Masin
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Michael T. Masin
Vice Chairman and
   Chief Operating Officer



ACCEPTED AND AGREED:



/s/ Michael S. Helfer                           February 3, 2003
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Michael S. Helfer                               Date

Enclosure:  Principles of Employment